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NIKE, INC. REPORTS FISCAL 2016 THIRD QUARTER RESULTS

•	Revenues up 8 percent to $8 billion; 14 percent growth excluding currency changes

•	Diluted earnings per share up 22 percent to $0.55

•	Worldwide futures orders up 12 percent; 17 percent growth excluding currency changes

•	Inventories as of February 29, 2016 up 8 percent

BEAVERTON, Ore., March 22, 2016 - NIKE, Inc. (NYSE:NKE) today reported financial results for its fiscal 2016 third quarter ended February 29, 2016. Strong consumer demand drove revenue growth across the NIKE Brand portfolio. Diluted earnings per share grew 22 percent, primarily due to revenue growth, a lower effective tax rate and a lower average share count.

“In the third quarter, NIKE delivered robust and balanced growth across our expansive, powerful portfolio,” said Mark Parker, President and CEO, NIKE, Inc. “We grow by serving the athlete personally every day and, as we unveiled last week, through breakthrough innovation that gives us a foundation for growth for years to come. Combined with our strategic investments, world-class execution and financial discipline, NIKE consistently delivers value to our shareholders.”*

Third Quarter Income Statement Review

•	Revenues for NIKE, Inc. rose 8 percent to $8 billion, up 14 percent on a currency neutral basis.

◦	Revenues for the NIKE Brand were $7.6 billion, up 15 percent on a currency neutral basis driven by growth in every geography and nearly all key categories.

◦
Revenues for Converse were $489 million, down 5 percent on a currency neutral basis, mainly driven by a major system go-live that accelerated orders from the fourth quarter to the third quarter in the prior year.

•
Gross margin was 45.9 percent, flat compared to prior year. Gross margin benefitted from higher average selling prices and continued growth in the higher margin Direct to Consumer (DTC) business, which were offset by unfavorable changes in foreign currency exchange rates, higher warehousing costs, and the impact of clearing excess inventory in North America.

•
Selling and administrative expense increased 8 percent to $2.6 billion. Demand creation expense was $804 million, up 10 percent compared to the prior year due to increased investments in advertising, brand events, and digital brand marketing. Operating overhead expense increased 7 percent to $1.8 billion, reflecting growth in the DTC business and targeted investments in operational infrastructure and consumer-focused digital capabilities.

•
Other income, net was $17 million, comprised primarily of net foreign currency exchange gains. For the quarter, the Company estimates the year-over-year change in foreign currency related gains and losses included in other income, net, combined with the impact of changes in currency exchange rates on the translation of foreign currency-denominated profits, decreased pretax income by approximately $97 million.

•
The effective tax rate was 16.3 percent, compared to 24.4 percent for the same period last year, primarily due to an increase in the proportion of earnings from operations outside of the U.S., which are generally subject to a lower tax rate, increased recognition of foreign tax credits, adjustments in the prior year to tax expense on intercompany transactions, and the retroactive and permanent reinstatement of the U.S. research and development tax credit.

•
Net income increased 20 percent to $950 million, driven by strong revenue growth and a lower effective tax rate, while diluted earnings per share increased 22 percent to $0.55, reflecting a 2 percent decline in the weighted average diluted common shares outstanding.

February 29, 2016 Balance Sheet Review

•
Inventories for NIKE, Inc. were $4.6 billion, up 8 percent from February 28, 2015 driven by a 4 percent increase in NIKE Brand wholesale unit inventories, growth in our DTC business and increases in average product cost per unit, partially offset by changes in the value of inventories due to foreign currency exchange rates.

•
Cash and short-term investments were $5.1 billion, $255 million lower than last year as proceeds from the issuance of debt in the second quarter and growth in net income were more than offset by share repurchases, a reduction in collateral received from counterparties to foreign currency hedging instruments, higher dividends and investments in infrastructure and working capital.

Share Repurchases

During the third quarter, NIKE, Inc. repurchased a total of 24.3 million shares for approximately $1.5 billion and concluded the Company’s previous four-year, $8 billion share repurchase program approved by the Board of Directors in September 2012. Under this program, the Company purchased a total of 197.1 million shares at an average price of approximately $40.58.

Following the completion of the previous program, the Company began repurchases under the four-year, $12 billion program approved in November 2015. Of the total shares repurchased during the third quarter, 11.1 million shares were purchased under this program for approximately $649 million at an average price of $58.66.

Futures Orders

As of the end of the quarter, worldwide futures orders for NIKE Brand athletic footwear and apparel scheduled for delivery from March 2016 through July 2016 were 12 percent higher than orders reported for the same period last year. Excluding currency changes, futures orders would have increased 17 percent.*

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on March 22, 2016, to review fiscal third quarter results. The conference call will be broadcast live over the Internet and can be accessed at http://investors.NIKE.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, March 29, 2016.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE, Inc. subsidiary brands include Converse, which designs, distributes and licenses casual sneakers, apparel and accessories; and Hurley, which designs and distributes a line of action sports and youth lifestyle apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at http://investors.NIKE.com and individuals can follow @NIKE.

*
The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures, “at once” and closeout orders, exchange rate fluctuations, order cancellations, discounts and returns, which may vary significantly from quarter to quarter, and because a portion of the business does not report futures orders.

(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME

	THREE MONTHS ENDED		%	NINE MONTHS ENDED		%
(Dollars in millions, except per share data)	2/29/2016	2/28/2015	Change	2/29/2016	2/28/2015	Change
Revenues	$8,032	$7,460	8%	$24,132	$22,822	6%
Cost of sales	4,343	4,034	8%	12,947	12,348	5%
Gross profit	3,689	3,426	8%	11,185	10,474	7%
Gross margin	45.9%	45.9%		46.3%	45.9%

Demand creation expense	804	731	10%	2,405	2,394	0%
Operating overhead expense	1,762	1,648	7%	5,298	4,903	8%
Total selling and administrative expense	2,566	2,379	8%	7,703	7,297	6%
% of revenue	31.9%	31.9%		31.9%	32.0%

Interest expense (income), net	5	6	—	14	24	—
Other (income) expense, net	(17)	(5)	—	(82)	—	—
Income before income taxes	1,135	1,046	9%	3,550	3,153	13%
Income tax expense	185	255	-27%	636	745	-15%
Effective tax rate	16.3%	24.4%		17.9%	23.6%

NET INCOME	$950	$791	20%	$2,914	$2,408	21%

Earnings per common share:
Basic	$0.56	$0.46	22%	$1.71	$1.39	23%
Diluted	$0.55	$0.45	22%	$1.67	$1.36	23%

Weighted average common shares outstanding:
Basic	1,693.8	1,722.9		1,703.2	1,726.3
Diluted	1,737.3	1,767.7		1,748.5	1,771.0

Dividends declared per common share	$0.16	$0.14		$0.46	$0.40

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS

	February 29,	February 28,	% Change
(Dollars in millions)	2016	2015
ASSETS
Current assets:
Cash and equivalents	$3,044	$3,015	1%
Short-term investments	2,062	2,346	-12%
Accounts receivable, net	3,368	3,294	2%
Inventories	4,590	4,246	8%
Deferred income taxes	410	328	25%
Prepaid expenses and other current assets	1,782	1,978	-10%
Total current assets	15,256	15,207	0%
Property, plant and equipment, net	3,329	2,862	16%
Identifiable intangible assets, net	281	281	0%
Goodwill	131	131	0%
Deferred income taxes and other assets	1,990	2,060	-3%
TOTAL ASSETS	$20,987	$20,541	2%
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$7	$108	-94%
Notes payable	—	61	-100%
Accounts payable	1,714	1,821	-6%
Accrued liabilities	3,224	3,563	-10%
Income taxes payable	35	33	6%
Total current liabilities	4,980	5,586	-11%
Long-term debt	2,048	1,082	89%
Deferred income taxes and other liabilities	1,659	1,505	10%
Redeemable preferred stock	—	—	—
Shareholders' equity	12,300	12,368	-1%
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$20,987	$20,541	2%

NIKE, Inc.
DIVISIONAL REVENUES
				% Change Excluding Currency Changes[2]				% Change Excluding Currency Changes[2]
	THREE MONTHS ENDED		%		NINE MONTHS ENDED		%
(Dollars in millions)	2/29/2016	2/28/2015[1]	Change		2/29/2016	2/28/2015[1]	Change
North America
Footwear	$2,404	$2,081	16%	16%	$6,932	$6,189	12%	13%
Apparel	1,115	988	13%	14%	3,583	3,223	11%	12%
Equipment	164	185	-11%	-11%	514	596	-14%	-13%
Total	3,683	3,254	13%	14%	11,029	10,008	10%	11%
Western Europe
Footwear	985	985	0%	10%	2,958	2,976	-1%	14%
Apparel	392	361	9%	19%	1,217	1,242	-2%	12%
Equipment	65	67	-3%	7%	207	220	-6%	7%
Total	1,442	1,413	2%	12%	4,382	4,438	-1%	13%
Central & Eastern Europe
Footwear	237	187	27%	46%	658	590	12%	34%
Apparel	102	113	-10%	5%	361	397	-9%	11%
Equipment	20	21	-5%	4%	67	74	-9%	9%
Total	359	321	12%	29%	1,086	1,061	2%	23%
Greater China
Footwear	719	562	28%	33%	1,918	1,465	31%	34%
Apparel	235	212	11%	15%	787	680	16%	19%
Equipment	28	27	4%	4%	101	93	9%	9%
Total	982	801	23%	27%	2,806	2,238	25%	29%
Japan
Footwear	133	99	34%	37%	383	307	25%	40%
Apparel	52	46	13%	16%	158	167	-5%	6%
Equipment	20	21	-5%	0%	48	51	-6%	5%
Total	205	166	23%	27%	589	525	12%	26%
Emerging Markets
Footwear	596	655	-9%	9%	1,940	2,010	-3%	15%
Apparel	228	240	-5%	14%	721	772	-7%	11%
Equipment	55	60	-8%	10%	168	182	-8%	12%
Total	879	955	-8%	11%	2,829	2,964	-5%	14%
Global Brand Divisions[3]	17	29	-41%	-35%	61	85	-28%	-19%
Total NIKE Brand	7,567	6,939	9%	15%	22,782	21,319	7%	14%
Converse	489	538	-9%	-5%	1,442	1,547	-7%	-2%
Corporate[4]	(24)	(17)	—	—	(92)	(44)	—	—
Total NIKE, Inc. Revenues	$8,032	$7,460	8%	14%	$24,132	$22,822	6%	14%

Total NIKE Brand
Footwear	$5,074	$4,569	11%	18%	$14,789	$13,537	9%	17%
Apparel	2,124	1,960	8%	14%	6,827	6,481	5%	12%
Equipment	352	381	-8%	-2%	1,105	1,216	-9%	-2%
Global Brand Divisions[3]	17	29	-41%	-35%	61	85	-28%	-19%
[1] Certain prior year amounts have been reclassified to conform to fiscal 2016 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.
[2] Fiscal 2016 results have been restated using fiscal 2015 exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of translation arising from foreign currency exchange rate fluctuations.

[3] Global Brand Divisions revenues are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.
[4] Corporate revenues primarily consist of foreign currency hedge gains and losses related to revenues generated by entities within the NIKE Brand geographic operating segments and Converse but managed through our central foreign exchange risk management program.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1]

	THREE MONTHS ENDED		%	NINE MONTHS ENDED		%
(Dollars in millions)	2/29/2016	2/28/2015[2]	Change	2/29/2016	2/28/2015[2]	Change
North America	$903	$830	9%	$2,827	$2,585	9%
Western Europe	334	333	0%	1,126	998	13%
Central & Eastern Europe	69	52	33%	243	178	37%
Greater China	358	251	43%	1,015	727	40%
Japan	36	22	64%	119	62	92%
Emerging Markets	202	234	-14%	701	626	12%
Global Brand Divisions[3]	(625)	(552)	-13%	(1,874)	(1,640)	-14%
TOTAL NIKE BRAND	1,277	1,170	9%	4,157	3,536	18%
Converse	127	163	-22%	359	437	-18%
Corporate[4]	(264)	(281)	6%	(952)	(796)	-20%
TOTAL EARNINGS BEFORE INTEREST AND TAXES	$1,140	$1,052	8%	$3,564	$3,177	12%
[1] The Company evaluates performance of individual operating segments based on earnings before interest and taxes (commonly referred to as “EBIT”), which represents net income before interest expense (income), net and income taxes.

[2] Certain prior year amounts have been reclassified to conform to fiscal 2016 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.
[3] Global Brand Divisions primarily represent demand creation, operating overhead and product creation and design expenses that are centrally managed for the NIKE Brand. Revenues for Global Brand Divisions are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.

[4] Corporate consists largely of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company’s corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses.

NIKE, Inc.
NIKE BRAND REPORTED FUTURES GROWTH BY GEOGRAPHY[1]
As of February 29, 2016

	Reported Futures Orders	Excluding Currency Changes[2]

North America	10%	10%
Western Europe	16%	23%
Central & Eastern Europe	5%	14%
Greater China	28%	36%
Japan	23%	24%
Emerging Markets	-3%	14%
Total NIKE Brand Reported Futures	12%	17%
[1] Futures orders for NIKE Brand footwear and apparel scheduled for delivery from March 2016 through July 2016. NIKE Brand reported futures consist of (1) orders from external wholesale customers and (2) internal orders from our DTC in-line stores and e-commerce operations which are charged at prices that are comparable to prices charged to external wholesale customers. The U.S. Dollar futures orders amount is calculated based upon our internal forecast of the currency exchange rates under which our revenues will be translated during this period.

The reported futures orders growth is not necessarily indicative of our expectation of revenue growth during this period. This is due to year-over-year changes in shipment timing, changes in the mix of orders between futures and at-once orders and because the fulfillment of certain orders may fall outside of the schedule noted above. In addition, exchange rate fluctuations as well as differing levels of order cancellations, discounts and returns can cause differences in the comparisons between futures orders and actual revenues. Moreover, a portion of our revenue is not derived from futures orders, including sales of at-once and closeout NIKE Brand footwear and apparel, all sales of NIKE Brand equipment, the difference between retail sales and internal orders from our DTC in-line stores and e-commerce operations, and sales from Converse, NIKE Golf and Hurley.

[2] Reported futures have been restated using prior year exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.